Exhibit 10.5.10

                [LETTERHEAD OF CBL & ASSOCIATES PROPERTIES, INC.]


October 24, 2005



Eric P. Snyder
CBL & Associates Properties, Inc.
2030 Hamilton Place Boulevard
Suite 500, CBL Center
Chattanooga, Tennessee 37421

Re:      Deferred Compensation Arrangement

Dear Eric,

This letter agreement is intended to be an amendment of that certain Deferred Compensation Arrangement between you and CBL dated January 1, 1997, as amended by letter dated January 27, 2003 (the "Arrangement"). The parties hereto acknowledge that effective as of December 31, 2004, the date referenced in
Section 5(a)(iv) of the Arrangement was changed from January 2, 2005 to September 30, 2005.

Per notice from you to CBL's counsel, Jeff Curry, the Arrangement is not to be further extended and you have stated that it is your desire to receive the shares of CBL common stock pursuant to the Arrangement. It is the intention of CBL and its affiliates to cause the issuance of shares to you following the close of business on October 21, 2005 with all accruals of stock via deemed dividend payments being included with respect to the dividend that is being paid on CBL common stock on October 14, 2005. This procedure is in accord with the terms of the Arrangement that provide for a payment to you of the shares of CBL common stock within 30 days of the termination of the Arrangement.

Tyler Overley of CBL's accounting office advises that the gross number of shares to be issued to you is 174,403. The shares of CBL common stock you will be receiving are fully-registered and tradeable shares. We have been advised that you intend to pay the applicable employment/withholding taxes in cash and that Tyler has advised you of the amount of applicable employment/withholding taxes. Upon CBL's receipt of the employment/withholding taxes, the total of 174,403 shares will be issued to you.

With the delivery of the referenced shares to you, the Arrangement will be terminated in all respects other than any obligations with respect to indemnities or representations made in the Agreement that survive its termination. Any portion of your 2005 annual salary that has not accrued as of


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September 30, 2005,  will be paid to you in cash via your regular  paycheck.  No further share amounts will accrue in the Arrangement.

Our mutual execution of this letter agreement will constitute evidence of our agreement to its terms. Please execute both counterparts of this letter, retain one for your files and return the other original counterpart to Jeff Curry.

Thank you for your attention to these matters.



Sincerely,

CBL & Associates Management, Inc.


By:   /s/ Charles B. Lebovitz
   ------------------------------
Name:  Charles B. Lebovitz
      ---------------------------
Title:  Chief Financial Officer
       --------------------------

The undersigned has read and understands the terms of this letter agreement and, by his execution below, the undersigned agrees to the terms of this letter agreement. Executed to be effective as stated herein.

/s/ Eric P. Snyder
---------------------------------
Eric P. Snyder